Morgan Stanley Managed
Futures
BHM I, LLC

Interim Financial
Statements
For the Nine Months Ended
September 30, 2008
(Unaudited)




























       <table> Morgan Stanley Managed Futures BHM I, LLC
Statements of Financial Condition
	September 30,	 December 31,
                       2008      	           2007
	$	 $
	(Unaudited)
ASSETS
Trading Equity:
	Unrestricted cash	120,393,149	  7,038,210
	Restricted cash	     9,392,127	           120,806

	     Total cash	  129,785,276	        7,159,016

	Net unrealized gain (loss) on open contracts (MS&Co.)	         (3,474,725)	       687,184
	Net unrealized gain (loss) on open contracts (MSIP)	         1,444,707	              (126,586)

          Total net unrealized gain (loss) on open contracts	       (2,030,018)	          560,598

 	Options purchased (proceeds paid $3,792,517
             and $11,597, respectively)	     3,431,821	            14,337

	     Total Trading Equity	131,187,079	7,733,951

Expense reimbursements	           19,029                              ?
Interest receivable (MS&Co.)	           15,007	           18,977

	     Total Assets	  131,221,115	        7,752,928

LIABILITIES AND MEMBERS? CAPITAL

LIABILITIES
Options written (premiums received $2,366,471
  and $3,083, respectively)				    	  2,358,060		         2,767
Redemptions payable 	591,276     	1,457,373
Accrued management fees	40,121	12,076
Accrued administrative fees 	            7,021	             2,113
Accrued incentive fee	            ?    			47,635

	     Total Liabilities	     2,996,478	      1,521,964

MEMBERS? CAPITAL
Managing Member	?      	?
Non-Managing Members	  128,224,637	    6,230,964

	Total Members? Capital	  128,224,637	    6,230,964

	Total Liabilities and Members? Capital	     131,221,115	    7,752,928




The accompanying notes are an integral part of these financial statements.

       <table> Morgan Stanley Managed Futures  BHM I, LLC
Statements of Operations (Unaudited)
                                                                                                           For the Period from
                                                                                                              August 1, 2007
                                                             For the                (commencement of		 For the
                                                 Three Months Ended          operations) to 		    Nine Months Ended
  	                           September 30, 2008      September 30, 2007	 September 30, 2008
109


INVESTMENT INCOME
	 Interest income (MS&Co.)	     71,550			          30,152		         182,322

EXPENSES
     Management fees                  		    	     114,568		      18,379                    256,870
     Brokerage fees		                                  72,436      		        4,277                     215,183
     Administrative fees		                                  20,049      		        3,216                       44,953
	Incentive fees                    ?                   53,474	                     650,367

 	     Total Expenses                                                  207,053 		                   79,346		     1,167,373

    Expenses reimbursements             (60,579)	                ?	                   (186,476)

          Net Expenses                                                    146,474    	  	                  79,346		       980,897

NET INVESTMENT LOSS                                          (74,924)		                (49,194)             	      (798,575)

TRADING RESULTS
Trading profit (loss):
	Realized                                                             (2,753,654)		                65,782                 17,458,533
	Net change in unrealized                                 (14,780,141)        	              227,458          	        (2,945,957)

         Total Trading Results                                  (17,533,795)	 	             293,240                  14,512,576

NET INCOME (LOSS)                                         (17,608,719)		             244,046            	      13,714,001


NET INCOME (LOSS) ALLOCATION
Managing Member	           ?                               98,707                            ?
Non-Managing Members                                      (17,608,719)		            145,339                  13,714,001










	The accompanying notes are an integral part of these financial statements.

       <table> Morgan Stanley Managed Futures BHM I, LLC
Statements of Changes in Members? Capital
For the Nine Months Ended September 30, 2008 and for the Period
From August 1, 2007 (commencement of operations) to September 30, 2007 (Unaudited)


	        Managing	      Non-Managing
	       Member       	     Members  	    Total
                             $                                  $                            $
Members? Capital,
	Initial Contribution,
	August 1, 2007	             2,980,000	2,070,794	    5,050,794

Capital Contributions                                                  ?    		1,099,134		    1,099,134

Net Income	         98,707	       145,339	       244,046

Members? Capital,
   September 30, 2007      3,078,707                     3,315,267  	            6,393,974




Members? Capital,
	December 31, 2007	                                                ?	6,230,964	    6,230,964

Capital Contributions                                                  ?    		116,348,593		116,348,593

Net Income	                                                                 ?	13,714,001	  13,714,001

Capital Withdrawals                                 	                ?  	    	        (8,068,921)		            (8,068,921)

Members? Capital,
   September 30, 2008             ?	              128,224,637 	        128,224,637














The accompanying notes are an integral part of these financial statements.


       <table> Morgan Stanley Managed Futures BHM I, LLC
Statements of Cash Flows (Unaudited)
              <caption>                          						           For the Period from
 											   August 1, 2007
    	                                                           For the Nine           (commencement of
                                                                        Months Ended	    operations) to
	                                                 September 30, 2008     September 30, 2007
                                                                                   $		                  $

CASH FLOWS FROM OPERATING ACTIVITIES
Net income 	13,714,001		                     244,046
Noncash item included in net income:
	Net change in unrealized	     2,945,957	   (227,458)

(Increase) decrease in operating assets:
	Restricted cash	                                                            (9,271,321)                      (266,743)
	Proceeds paid for options purchased	          (3,780,920)		   	    (7,270)
	Expense reimbursements                                              (19,029)                              ?
	Interest receivable (MS&Co.)	                                           3,970	  	  (16,948)

Increase (decrease) in operating liabilities:
	Premiums received for options written	                                                        2,363,388		             ?
	Accrued management fees	                                                                              28,045		     9,961
	Accrued administrative fees 	                                                                              4,908	      	     1,743
	Accrued incentive fees 	                                                                                   (47,635)	  	 		   53,474

Net cash provided by (used for ) operating activities       5,941,364	                       (209,195)


CASH FLOWS FROM FINANCING ACTIVITIES

Initial contributions	                         	?	  5,050,794
Capital contributions 	                         116,348,593           1,099,134
Capital withdrawals	                       (8,935,018)	            ?

Net cash provided by financing activities	    107,413,575	                      6,149,928

Net increase in unrestricted cash             113,354,939	                     5,940,733

Unrestricted cash at beginning of period                7,038,210	                      ?

Unrestricted cash at end of period                120,393,149	                     5,940,733








The accompanying notes are an integral part of these financial statements.

       <table> Morgan Stanley Managed Futures BHM I, LLC
Condensed Schedules of Investments
September 30, 2008 (Unaudited) and December 31, 2007





Futures and Forward Contracts
       Long
  Unrealized
  Gain/(Loss)

Percentage of
  Members? Capital
    Short
Unrealized
   Gain/(Loss)

 Percentage of
   Members? Capital
    Net
Unrealized
Gain/(Loss)

$
%
   $
%
$

September 30, 2008, Members? Capital: $128,224,637



Commodity
 (7,110,580)
       (5.54)*
  3,572,007
        2.78
  (3,538,573)
Equity
            ?
             ?
       31,000
        0.02
    31,000
Foreign Currency
      (47,214)
       (0.04)
     635,965
        0.50
   588,751
Interest rate
     614,703
        0.48
     473,969
        0.37
 1,088,672






     Grand Total:
 (6,543,091)
       (5.10)
     4,712,941
        3.67
(1,830,150)

     Unrealized Currency Loss





   (199,868)

     Total Net Unrealized Loss


 Fair Value
             $
   Percentage of
 Members? Capital
            %



Options purchased on Futures Contracts
     3,431,821
        2.68



Options purchased on Forward Contracts
             ?
           ?



Options written on Futures Contracts
    (2,358,060)
        (1.84)



Options written on Forward Contracts
             ?
           ?






(2,030,018)



   261,544


December 31, 2007, Members? Capital: $6,230,964



Commodity
     562,380
        9.03*
      (33,090)
       (0.53)
  529,290
Foreign currency
       12,120
        0.19
         5,113
        0.08
     17,233
Interest rate
       21,034
        0.34
        (7,535)
       (0.12)
     13,499






     Grand Total:
     595,534
        9.56
      (35,512)
       (0.57)
    560,022

     Unrealized Currency Gain





          576

     Total Net Unrealized Gain





   560,598


  Fair Value
              $
   Percentage of
Members?  Capital
           %



Options purchased on Futures Contracts
          14,337
       0.23



Options purchased on Forward Contracts
             ?
          ?



Options written on Futures Contracts
          (2,767)
       (0.04)



Options written on Forward Contracts
             ?
          ?





*No single contract?s value exceeds 5% of the Members? Capital.

The accompanying notes are an integral part of these financial statements.

       Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements
September 30, 2008 (Unaudited)

1.  Summary of Significant Accounting Policies

The unaudited financial statements contained herein include, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations and financial condition of Morgan Stanley Managed Futures BHM I, LLC (?BHM I, LLC? or the ?Trading Company?). The financial statements and condensed notes herein should be read in conjunction with the Trading Company?s December 31, 2007, Annual Report.

Organization ? BHM I, LLC was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the ?Act?), to facilitate investments by Morgan Stanley managed futures funds. The Trading Company commenced operations on August 1, 2007. Demeter Management Corporation (?Demeter?) is the trading manager of the Trading Company. Demeter has retained Blenheim Capital Management, L.L.C. (?BHM?) to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodities interests, including, but not limited to, foreign currencies, financial instruments, mortgage-backed securities, and money market instruments (collectively, ?Futures Interests?) on behalf of the Trading Company. Each member (each investor in the Trading Company, a ?Member?) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of BHM, an unaffiliated trading advisor, to make investment decisions for the Trading Company. As of September 30, 2008, Morgan Stanley Managed Futures HV, L.P. (a Delaware limited partnership) and Morgan Stanley Spectrum Strategic, L.P. (a Delaware limited partnership) were the Members of the Trading Company.

     The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market. The buyer has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specific quantity of a specific Futures Interest or underlying asset at a specified price prior to or on a specified expiration date. The writer of an option is exposed to the risk of loss if the market price of the underlying asset declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer but can lose an unlimited amount.

     Premiums received/proceeds paid from writing/purchasing options are recorded as liabilities/assets on the Statement of Financial Condition and are subsequently adjusted to current values. The difference between the current value of the options and the premiums received/proceeds paid is treated as an unrealized gain or loss.
       Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

     The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (?MS&Co.?) and Morgan Stanley & Co. International plc (?MSIP?). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc.
(?MSCG?) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company?s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Use of Estimates ? The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition ? Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the net change in unrealized on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits the Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month.

     The Trading Company?s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.








       Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

Trading Company Members? Capital - The Members? capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, brokerage fees that would be payable upon the closing of open Futures Interests positions, management fees, incentive fees, and extraordinary expenses), determined in accordance with generally accepted accounting principles.

Trading Equity ? The Trading Company?s asset ?Trading Equity,? reflected on the Statements of Financial Condition, consists of
(a) cash on deposit with MS&Co. and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at market and calculated as the difference between original contract value and market value; and if any, (c) options purchased at fair value. Options written at fair value are recorded in Liabilities.

     The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company?s Statements of Financial Condition.

     The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts.
The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash ? The Trading Company?s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company?s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options and offset losses on offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage Fee ? The Trading Company pays brokerage fees to MS&Co.
Brokerage fees and transaction costs are accrued on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members.



       Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

     Effective January 2, 2008, Morgan Stanley Spectrum Strategic L.P. ("DWSS") became a Member of the Trading Company. DWSS pays to MS & Co. a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of DWSS allocated to BHM as of the first day of each month. Such fee includes the brokerage fees that are charged to BHM I LLC, therefore, BHM I LLC receives monthly expense reimbursements on brokerage fees and other transaction fees and costs incurred during such month, based on the beginning of the month Members' capital allocation percentage of DWSS in the Trading Company.

Administrative Fee ? The Trading Company pays MS&Co. a monthly fee to cover all administrative and operating expenses (?the Administrative Fee?). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members? capital of the Trading Company.

Capital Contributions ? Each Member made an initial capital contribution into the Trading Company. Additional capital contributions by the Members may be made monthly pending
Demeter?s approval. Such capital contribution will increase each Member?s pro rata share of the Trading Company?s Members?
capital.

     Demeter initially invested capital directly in the Trading Company. As of December 31, 2007, Demeter has redeemed all capital investments in the Trading Company. Demeter?s investment was equal to an amount it deemed necessary for the Trading Advisor to effectively trade its trading program applicable to the Trading Company. Demeter could have redeemed all or a portion of its investment at its sole discretion without notice to the Members once it believed a sufficient amount of assets had been raised from the Members to sustain the Trading Advisor?s trading program. All capital investments by Demeter in the Trading Company participated on the same terms as the investments made by the Members in the Trading Company.

Capital Withdrawals ? Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member?s pro rata share of the Trading Company?s Members? capital. Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions ? Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Trading Company?s profits.


       Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

Income Taxes ? No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company?s revenue and expenses for income tax purposes.

Dissolution of the Trading Company ? The Trading Company shall be dissolved upon the first of the following events to occur:
    (1)	The sole determination of Demeter; or
    (2)	The written consent of the Members holding not less
than a majority interest in capital with or without cause;
or
    (3)	The occurrence of any other event that causes the
dissolution of the limited liability 	company under the Act.

New Accounting Developments ? In July 2006, the Financial Accounting Standards Board (?FASB?) issued Interpretation No. 48, ?Accounting for Uncertainty in Income Taxes ? an interpretation of FASB Statement 109? (?FIN 48?). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 became effective for the Trading Company as of August 1, 2007. The Trading Company has determined that the adoption of FIN 48 did not have a material impact on the Trading Company?s financial statements. The Trading Company files U.S. federal and state tax returns. 2007 tax year remains subject to examination by federal and most state tax authorities.

     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 ("SFAS 157"), "Fair Value Measurements". SFAS 157 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 - quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company?s own assumptions used in determining the fair value of investments).

     Demeter evaluated the impact of adopting SFAS 157 on the Trading Company?s financial statements. The Trading Company adopted SFAS 157 as of January 1, 2008. Based on its analysis, the effect of applying SFAS 157 to the investments included in the financial statements does not have a material impact on the Trading Company?s financial statements.



       <table>
Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

The following table summarizes the valuation of the Trading
Company?s investments by the above SFAS 157 fair value hierarchy
as of September 30, 2008:   <caption>





Quoted Prices in
   Active Markets for
  Identical Assets
        (Level 1)

  Significant Other
   Observable
       Inputs
     (Level 2)

  Significant
   Unobservable
     Inputs
   (Level 3)





       Total
  Assets

Unrealized gain (loss) on open contracts
                        $(2,464,807)
  $434,789
    n/a

                 $(2,030,018)
Options purchased
                       $ 3,431,821
?
 n/a

                  $  3,431,821






Liabilities





Options written
                      $ 2,358,060
?
   n/a

                  $  2,358,060

     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (?SFAS 161?). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for; how and why they are used; and their effects on a Trading Company?s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Trading Company is currently evaluating the impact that the adoption of SFAS No. 161 will have on its financial statement disclosures.

2.  Trading Advisor

     Demeter has retained BHM to make all trading decisions for the Trading Company.

     Fees paid to BHM by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee ? The Trading Company pays BHM a monthly management fee based on a percentage of average net assets as described in the advisory agreement among BHM I, LLC, Demeter, and BHM.

Incentive Fee ? The Trading Company pays BHM a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

     New Trading Profits represent the amount by which profits from futures, forwards, and options trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When a Trading Advisor experiences losses with respect to the Members? capital as of the end of a calendar month, the Trading Advisor must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

3.  Financial Instruments

     The Trading Company trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

     The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

     The exchange-traded contracts are accounted for on a trade-date basis and fair-valued on a daily basis. The off-exchange-traded contracts are periodically fair valued.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

3.  Financial Instruments (Cont?d)

     The Trading Company accounts for its derivative investments in accordance with the provisions of Statement of Financial Accounting Standards No. 133, ?Accounting for Derivative Instruments and Hedging Activities? (SFAS No. 133?). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:
    (1)	One or more underlying notional amounts or payment
provisions;
    (2)	Requires no initial net investment or a smaller initial
net investment than would be 	required relative to changes in
market factors;
    (3)	Terms require or permit net settlement.
     Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

     The net unrealized gains (losses) on open contracts, reported as a component of ?Trading Equity? on the Statements of Financial Condition, and their longest contract maturities were as follows:  <table> <caption>
	              Net Unrealized Gains/(Losses)
			             on Open Contracts			        Longest Maturities
				         Off-					      Off-
	 	      Exchange-	    Exchange-			   Exchange-	 Exchange-
Date		        Traded	      Traded               Total	  	   Traded	    Traded
Sep. 30, 2008         $(2,464,807)        $434,789	  $ (2,030,018)	    Dec. 2012	    Sep. 2009
Dec. 31, 2007        $     555,278	  $    5,320	  $     560,598	    Jun. 2010	    Nov. 2008

4.  Investment Risk
     The Members? investments in the Trading Company expose the Members to various types of risks that are associated with the Futures Interests and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

     The rapid fluctuations in the market prices of the Futures Interests in which the Trading Company invests make the Member?s investment volatile. If BHM incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

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Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (concluded)
4.  Investment Risk (Cont?d)
    Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although BHM will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.
    The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the futures commission merchants or the counterparties with respect to most of the Trading Company?s assets. The Trading Company?s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty.